As filed with the Securities and Exchange Commission on January 13, 2015

Registration No. 333-150253

Registration No. 333-144221

Registration No. 333-125743

Registration No. 333-108716

Registration No. 333-38094

Registration No. 333-84183

Registration No. 333-83089

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

POST-EFFECTIVE AMENDMENT NO. 2 TO

Form S-8 Registration No. 333-150253

Form S-8 Registration No. 333-144221

Form S-8 Registration No. 333-125743

Form S-8 Registration No. 333-108716

Form S-8 Registration No. 333-38094

Form S-8 Registration No. 333-84183

Form S-8 Registration No. 333-83089

UNDER

THE SECURITIES ACT OF 1933

Avanir Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	33-0314804
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

30 Enterprise, Suite 400

Aliso Viejo, California 92656

(949) 389-6700

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Keith A. Katkin

President and Chief Executive Officer

30 Enterprise, Suite 400

Aliso Viejo, California 92656

(949) 389-6700

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Ryan A. Murr

Gibson, Dunn & Crutcher LLP

555 Mission Street

San Francisco, California 94105

Telephone: (415) 393-8373

Facsimile: (415) 374-8430

AMENDED AND RESTATED 2005 EQUITY INCENTIVE PLAN

2005 EQUITY INCENTIVE PLAN

AMENDED AND RESTATED 2003 EQUITY INCENTIVE PLAN

2003 EQUITY INCENTIVE PLAN

2000 STOCK OPTION PLAN

1998 STOCK OPTION PLAN

1994 STOCK OPTION PLAN

STAND ALONE INDUCEMENT OPTIONS

OPTIONS GRANTED TO NEW DIRECTORS OUTSIDE OF THE PLAN

(Full Titles of the Plans)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (check one):

Large accelerated filer	☒		Accelerated filer	☐

Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”), filed with the Securities and Exchange Commission (the “SEC”) by Avanir Pharmaceuticals, Inc. (the “Registrant”):

•	Registration Statement No. 333-150253, filed with the SEC on April 15, 2008, as amended by Post-Effective Amendment No. 1 to Form S-8, filed with the SEC on April 16, 2009, pertaining to the registration of (i) 325,000 shares of the Registrant’s Class A common stock issuable pursuant to the Registrant’s Amended and Restated 2005 Equity Incentive Plan (the “Amended 2005 Plan”), which shares represent the previously approved and announced “evergreen” increase under the Amended 2005 Plan for fiscal year 2008 and (ii) 4,016,148 shares of the Registrant’s Class A common stock issuable pursuant to the Registrant’s Amended and Restated 2003 Equity Incentive Plan (the “Amended 2003 Plan”), which shares represent the previously approved and announced “evergreen” increase under the Amended 2003 Plan for calendar years 2007 (1,857,928) and 2008 (2,158,220).

•	Registration Statement No. 333-144221, filed with the SEC on June 29, 2007, as amended by Post-Effective Amendment No. 1 to Form S-8, filed with the SEC on April 16, 2009, pertaining to the registration of (i) 590,501 shares of the Registrant’s Class A common stock issuable pursuant to the Amended 2005 Plan, which shares represent the previously approved and announced “evergreen” increase under the Amended 2005 Plan for fiscal 2006 and 2007 (273,417 and 317,084 shares, respectively), (ii) 1,528,474 shares of the Registrant’s Class A common stock issuable pursuant to the Amended 2003 Plan, which shares represent the previously approved and announced “evergreen” increase under the Amended 2003 Plan for calendar 2006, (iii) 100,000 shares of the Registrant’s Class A common stock issuable under a previously announced stand-alone inducement stock option award granted on May 4, 2006 to the registrant’s Senior Vice President and Chief Financial Officer and (iv) 20,000 shares of the Registrant’s Class A common stock issuable under a previously announced stand-alone inducement stock option award granted on February 12, 2007 to the registrant’s Vice President and Chief Accounting Officer.

•	Registration Statement No. 333-125743, filed with the SEC on June 10, 2005, as amended by Post-Effective Amendment No. 1 to Form S-8, filed with the SEC on April 16, 2009, pertaining to the registration of 2,000,000 shares of the Registrant’s Class A common stock issuable pursuant to the Registrant’s 2005 Equity Incentive Plan.

•	Registration Statement No. 333-108716, filed with the SEC on September 11, 2003, as amended by Post-Effective Amendment No. 1 to Form S-8, filed with the SEC on April 16, 2009, pertaining to the registration of 2,500,000 shares of the Registrant’s Class A common stock issuable pursuant to the Registrant’s 2003 Equity Incentive Plan.

•	Registration Statement No. 333-38094, filed with the SEC on April 14, 2010, as amended by Post-Effective Amendment No. 1 to Form S-8, filed with the SEC on April 16, 2009, pertaining to the registration of 2,300,000 shares of the Registrant’s Class A common stock issuable pursuant to the Registrant’s 2000 Stock Option Plan.

•	Registration Statement No. 333-84183, filed with the SEC on July 30, 1999, as amended by Post-Effective Amendment No. 1 to Form S-8, filed with the SEC on April 16, 2009, pertaining to the registration of 900,000 shares of the Registrant’s Class A common stock issuable pursuant to the Registrant’s 1994 Stock Option plan: (a) 250,000 shares of Class A Common Stock pursuant to an amendment approved by the shareholders at the Registrant’s Annual Meeting of Shareholders held March 15, 1996, increasing the number of shares of Class A Common Stock reserved for issuance thereunder from 1,100,000 to 1,350,000; and (b) 650,000 shares of Class A Common Stock pursuant to an amendment approved by the shareholders at the Registrant’s Annual Meeting of Shareholders held on March 15, 1997, increasing the number of shares of Class A Common Stock reserved for issuance thereunder from 1,350,000 to 2,000,000.

•	Registration Statement No. 333-83089, filed with the SEC on July 16, 1999, as amended by Post-Effective Amendment No. 1 to Form S-8, filed with the SEC on April 16, 2009, pertaining to the registration of (i) 1,875,000 shares of the Registrant’s Class A common stock issuable pursuant to the Registrant’s 1998 Stock Option Plan and (ii) 125,000 shares of the Registrant’s Class A common stock issuable upon the exercise of options granted outside of the plan.

The Registrant is filing this Post-Effective Amendment to these Registration Statements to withdraw and remove from registration the unissued securities issuable by the Registrant pursuant to the above-referenced Registration Statements.

On January 13, 2015, pursuant to the Agreement and Plan of Merger, dated as of December 1, 2014, by and among the Registrant, Otsuka Pharmaceutical Co., Ltd., a Japanese joint stock company (“Parent”) and Bigarade Corporation, a Delaware corporation (“Purchaser”) and a wholly owned subsidiary of Parent, Purchaser merged with and into the Registrant, with the Registrant surviving as the continuing corporation (the “Merger”). As a result of the Merger, the Registrant became a wholly owned subsidiary of Parent.

As a result of the Merger, the offerings of the Registrant’s securities pursuant to the above-referenced Registration Statements have been terminated. In accordance with an undertaking made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statements that remain unissued at the termination of the offerings, the Registrant hereby removes from registration the securities registered but unissued under such Registration Statements.

* * *

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Aliso Viejo, State of California, on January 13, 2015.

Avanir Pharmaceuticals, Inc.

By:	/s/ Christine G. Ocampo
Christine G. Ocampo
Vice President, Finance, Chief Accounting Officer

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act.